Filed Pursuant to Rule 424(b)(3)
                                      Registration No. 333-115818

                   PROSPECTUS SUPPLEMENT NO. 6
              TO THE PROSPECTUS DATED JULY 2, 2004
                               OF
                           FLYI, INC.
        (formerly Atlantic Coast Airlines Holdings, Inc.)

                          $125,000,000
                  6% CONVERTIBLE NOTES DUE 2034


  This prospectus supplement relates to resales of our 6% Convertible Notes due 2034 and shares of our common stock issuable upon conversion of the Notes, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the notes as a result of antidilution adjustments and as additional interest, in circumstances described in the prospectus to which this prospectus supplement refers.

  This prospectus supplement, which supplements our prospectus dated July 2, 2004, contains additional information about the selling securityholders.

  As used in this prospectus supplement, "the Company," "we,"
"our" or "us" refer to FLYi, Inc. (formerly Atlantic Coast
Airlines Holdings, Inc.) except where the context otherwise requires or as otherwise indicated.

  You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement supercedes the information contained in the prospectus.



  Investing in the securities offered in the prospectus involves risks. See "Risk Factors" beginning on page 8 of the prospectus.



  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.





   The date of this prospectus supplement is October 22, 2004



  The information appearing under the section entitled "Selling
Securityholders" beginning on page 44 in the prospectus is hereby supplemented with the following additional selling securityholder and footnotes to the table:


               Principal
               Amount of                 Number
                 Notes                  of Shares
               Benefically              of Common   Percentage
               Owned That   Percentage  Stock That  of Common
                May be       of Notes     May be    Stock Out-
Name:            Sold      Outstanding   Sold (1)   standing (2)

Pendragon       1,266,000     1.01 %    114,280.55       *
(Convertibles)
Fund Limited
Pendragon       1,734,000     1.39%     156,526.45       *
(Guinevere)
Fund Limited

 *   Less than 1%.

(1)Assumes conversion of all of the holder's notes at a conversion rate of 90.2690 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described under "Description of Notes - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)Calculated based on 45,333,810 shares of common stock outstanding as of June 30, 2004. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's notes. However, we did not assume the conversion of any other holder's notes.


                          END OF FILING